Exhibit 99.1
CSK AUTO OBTAINS WAIVER OF DEFAULT WITH RESPECT TO 4 5/8% SENIOR EXCHANGEABLE NOTES AND ENTERS INTO AGREEMENT TO AMEND CERTAIN TERMS OF THE NOTES AND THE RELATED INDENTURE
PHOENIX, AZ, July 27, 2006—CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that its wholly owned subsidiary, CSK Auto, Inc. (“Auto”), has reached an agreement (the “Letter Agreement”) with a majority in aggregate principal amount of its 4 5/8% Senior Exchangeable Notes due 2025 (the “Notes”) to (i) provide for the waiver of any default or event of default resulting from Auto’s failure to file certain financial information with the Trustee for the Notes (such requirement, the “Filing Covenant”), including the default that was the subject of the previously announced notice of default delivered to Auto (the “Waiver”) and (ii) amend the Indenture governing the Notes (the “Indenture”) to exempt Auto from compliance with the Filing Covenant until June 30, 2007 (the “Extension”).
In consideration for the Waiver and the Extension, the Indenture and the Notes will be further amended to increase the interest rate of the Notes to 6 3/4% per year and to increase the exchange rate of the Notes from 49.8473 shares of the Company’s common stock per $1,000 principal amount of Notes to 60.6061 shares of the Company’s common stock per $1,000 principal amount of Notes (the “Amendments”).
The Waiver, Extension and Amendments will be applicable to all outstanding Notes.
The Letter Agreement will expire on August 4, 2006 if a Supplemental Indenture that will give effect to the Extension and the Amendments is not executed and delivered by Auto and the Trustee for the Notes by 5:00, Eastern Daylight Time, on August 4, 2006. The Company expects that the Supplemental Indenture will be executed on or before July 28, 2006.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of April 30, 2006, the Company operated 1,288 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
CONTACT: CSK Auto Corporation
Brenda Bonn, 602-631-7483 (Investor Contact)
or
Ashton Partners
Mike Banas, 312-553-6704 (Media Contact)